Exhibit 10.2
BEAM SHARING AGREEMENT
     THIS BEAM SHARING AGREEMENT is dated as of the 11th day of January, 2008 by and between ViaSat, Inc., a corporation organized and existing under the laws of the State of Delaware (“ViaSat”) and Loral Space & Communications, Inc., a corporation organized and existing under the laws of the State of Delaware (“Loral”).
     WHEREAS, ViaSat and Space Systems/Loral, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Loral (“SS/L”) have entered into a Contract, dated as of January 7, 2008, for the construction, testing and purchase of the ViaSat-1 satellite (such contract, as may be amended, modified or supplemented from time to time, the “Satellite Contract”), and Loral and SS/L have entered into a Loral Payload Agreement, of even date herewith (such agreement, as may be amended, modified or supplemented from time to time, the “Loral Payload Agreement”), with respect to the Loral Payload, as hereinafter defined.
     WHEREAS, the Parties desire to create an arrangement between ViaSat and Loral for such ViaSat-1 satellite (the “Satellite”);
     WHEREAS, SS/L has consented to the arrangement contemplated hereby, and the Satellite Contract and the Loral Payload Agreement contemplate the simultaneous transfer of title to and risk of loss of the Satellite to ViaSat and Loral, as their respective interests therein shall appear;
     WHEREAS, Loral and Telesat Canada, a Canadian corporation (“Telesat”) are entering into a separate agreement, dated today’s date (such agreement, as may be amended, modified or supplemented from time to time, the “Option Agreement”), pursuant to which Telesat will have the option to assume and succeed to the rights and obligations of Loral hereunder, and for and in consideration of which Telesat is entering into the TT&C Agreement, dated today, with ViaSat and Loral pursuant to which Telesat will provide TT&C services with respect to the Satellite and payments will be made to Loral, and the Cooperation Agreement, dated today, with ViaSat and Loral pursuant to which Telesat will make the orbital location at 115 degrees W.L. available to the Satellite and its replacement satellites.
     WHEREAS, SS/L and ViaSat will allow Loral and its assignees reasonable access to the Satellite during the construction and testing thereof; and
     WHEREAS, ViaSat and Loral desire to set forth in this Agreement the detailed terms and conditions of their agreement with regard to the arrangement for the Loral Payload and such other matters as set forth herein.
     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements hereinafter contained, the Parties hereby agree as follows:
ARTICLE 1
INTERPRETATION
1.1. Words and expressions used in this Agreement shall have the meanings set out in Schedule 1, unless the context requires otherwise.
1.2. The Schedules and Annexes to this Agreement shall form part of this Agreement.
ARTICLE 2
OWNERSHIP OF THE SATELLITE
2.1. Ownership, Title, and Operation. Loral shall exclusively own and operate the Canadian Satellite payload (defined in Section 2.1B of the Satellite Contract as the “Canadian Beams”) which will have, as a  minimum, a capacity equal to 15% of the satellite’s Baseline Capacity (excluding Additional Beams) (subject to ViaSat’s right to complete the design and configuration of the Satellite in accordance with Section 2.1(B) of the Satellite Contract and Section 2.2.1

below), and described in the Loral Payload Agreement (the “Loral Payload”) and ViaSat shall exclusively own and operate the remainder of the Satellite payload (defined as the US Beams and Additional Beams, if any, in Section 2.1B of the Satellite Contract) (the “ViaSat Payload”) and all the elements of the Satellite that are common to and/or shared by the ViaSat Payload and the Loral Payload (the “Common Elements”). Loral shall maintain a license to the Deliverable Items related to the Loral Payload in accordance with the Loral Payload Agreement. ViaSat shall maintain a license to the Deliverable Items related to the ViaSat Payload and Common Elements in accordance with the Satellite Contract; provided, that, ViaSat hereby grants to Loral a sublicense (and will provide a copy to Loral) with respect to the Deliverable Items related to the Common Elements in accordance with its rights to provide sublicenses under the Satellite Contract (provided that this sublicense shall not be considered a license to Loral to Purchaser Intellectual Property as such term is defined in the Satellite Contract). Subject to Sections 2.2, 2.3.3 and 2.3.4, ViaSat will make all operational decisions affecting the Common Elements in a fair and evenhanded manner, having due regard to its interests and the interests of Loral in the health and functionality of the Satellite and with prior notice to and consultation with Loral in the event of any such decision that is likely to affect the Loral Payload. Each Party may grant security interests in and otherwise encumber its portion of the Satellite and the Deliverable Items only in accordance with Section 13.1. As ViaSat is the owner of the Common Elements, in order to provide Loral with access to, and use of, the Loral Payload in the event ViaSat or any permitted successor fails to operate or contract for the operation of the Satellite bus, ViaSat grants to Loral with effect only upon such failure a non-exclusive license to access and operate the Satellite bus.   Upon the written request of Loral, ViaSat will acknowledge in favour of a third party the existence and terms of such non-exclusive license.

2.2. Satellite Oversight
     2.2.1 ViaSat may make changes in the design of the Common Elements (subject to this Section 2.2.1 and Section 2.2.2 below) and either Party may at any time and from time to time make changes in the design of its payload, provided that in each case such changes do not negatively impact: (i) the scheduled launch date for the Satellite, (ii) the performance of the other Party’s payload, (iii) the designed operational life of the other Party’s payload or the designed orbital maneuver life of the Satellite below 15 years, (iv) the designed operation margins available for the Common Elements or the other Party’s payload or (v) the designed reliability of the Common Elements or the other Party’s payload in a material manner; provided, that Loral acknowledges and agrees that the Satellite configuration and design is not complete as of the date hereof and that ViaSat shall complete the design and configuration of the Satellite in accordance with Section 2.1(B) of the Satellite Contract in a fair and evenhanded manner, having due regard to its interests and the interests of Loral in the operation, capacity and functionality of the Satellite. For purposes of clarification Loral shall not have any authority under the prior sentence to make changes (directly or indirectly) to any of the Common Elements of the Satellite without ViaSat’s consent, which consent shall not be unreasonably withheld or delayed (for purposes of clarification only, it shall be reasonable for ViaSat to withhold consent from Loral making a change to a Common Element of the Satellite if in ViaSat’s good faith opinion such proposed change would adversely affect the ViaSat Payload or the Common Elements). All other design changes (including all changes to the Common Elements) shall be made only in accordance with Section 2.2.2. The Party making a design change to its payload shall be solely responsible for paying any increases to the Firm Fixed Price (defined in the Satellite Contract) that result from such change (including changes to the Common Elements necessitated by the design change made to such Party’s payload). Similarly, the Party making a design change to its payload(s) shall receive the full benefit of any reductions in the Firm Fixed Price (as defined in the Satellite Contract) resulting from such change to its payload.
     2.2.2 Each Party shall have final decision-making authority with respect to all matters regarding the construction and operation of the Satellite that solely and exclusively impact its respective payload, provided that the Parties shall nonetheless keep one another reasonably informed about such actual and contemplated decisions and provided further that ViaSat shall give the directions to SS/L under the Satellite Contract contemplated by this Agreement in its capacity as Purchaser under the Satellite Contract. The Parties shall consult with one another with respect to all matters regarding the launch of the Satellite and all matters regarding the construction and operation of the Satellite that involve the Common Elements or otherwise impact the payloads of both Parties, provided that in the event the Parties fail to reach agreement, ViaSat shall make the final decision in a fair and evenhanded manner, having due regard to its interests and the interests of Loral in the health and functionality of the Satellite and a timely launch of the Satellite. Neither Party shall be liable to the other as a result of delays in the construction of its respective payload(s) or the Common Elements that occur without breach of this Agreement.
     2.2.3 ViaSat agrees to permit SS/L to provide Loral and its designees with the same level of access to the Work (as defined in the Satellite Contract) as provided to ViaSat under the Satellite Contract as consistent with the conditions and restrictions as set forth herein; provided, that ViaSat shall have the right to deny access to any Loral designee who is not a bona fide employee of Loral, Telesat or one of their subsidiaries to the extent ViaSat has a reasonable, good faith competitive concern with respect to such designee; provided, further that, prior to any assumption by Telesat of Loral’s rights and obligations hereunder and under the Loral Payload Agreement, ViaSat shall have the right to remove employees or designees of Telesat or any of its subsidiaries from meetings or portions of meetings in the event ViaSat has a reasonable, good faith competitive concern with respect to such employee or designee with respect to such meetings or portions of meetings. ViaSat will support Loral’s operation of the Loral Payload by periodically providing (or providing Loral with access to) such technical information concerning transponder performance, interference considerations and operation, including, without limitation, expected End of Life, as Loral may reasonably require, including without limitation (i) real-time processed telemetry for the Loral Payload, (ii) trend and performance analysis for the Loral Payload, (iii) quarterly health and status reports for the Loral Payload and all Common Elements of the Satellite, (iv) information which is customarily contained in health reports provided to insurance underwriters and (v) reasonable responses to questions posed by insurance underwriters should Loral procure its own insurance on the Loral Payload. Each Party shall be responsible to the extent of its operational control over the Satellite for ensuring that its payload is operated in accordance with all applicable governmental (including licensing) requirements.
2.3. Responsibilities.
     2.3.1 (a) RESERVED.
     (b) In the event of a termination of the Satellite Contract by ViaSat for convenience, or by SS/L for ViaSat’s default, (i) Loral shall have the right to terminate this Agreement, and (ii) ViaSat shall promptly reimburse Loral for all amounts Loral has theretofore paid hereunder and the Loral Payload Agreement (under the terms of such contract as of the date hereof and not incorporating any liabilities from future amendments), less any such amounts theretofore refunded to Loral, whereupon ViaSat shall be subrogated to any rights Loral may have to receive such refunds in the future, and ViaSat shall be responsible for all termination costs arising under the Satellite Contract and the Loral Payload Agreement (under the terms of such contract as of the date hereof and not incorporating any liabilities from future amendments).
     (c) In the event ViaSat terminates the Satellite Contract for cause, (i) ViaSat shall have the right to terminate this Agreement, and (ii) Loral shall be entitled to only such reimbursement as may be provided under the Loral Payload Agreement and its pro rata share (based on payments it has theretofore made in respect thereof compared with the total payments made by ViaSat and Loral) of any amounts actually refunded by the launch services provider and insurance broker or carrier or any other third party in connection with any termination of Satellite launch and associated services and Initial Insurance.
     2.3.2 ViaSat shall obtain launch and in-orbit operations insurance for the Satellite through the first anniversary of the launch date (the “Initial Insurance”), and in orbit operations insurance (at its discretion) for the Satellite after the Initial Insurance and through the End Of Life (together with the Initial Insurance, “Satellite Insurance”). Loral’s interest in the Initial Insurance shall be in an amount equal to the Loral Price for the Loral Payload as defined in Article 3.1; provided that in the event ViaSat is not able to obtain insurance for the entire Loral Price for the Loral Payload then Loral shall be entitled to obtain supplemental insurance, and further provided that, in the event that there is not sufficient insurance capacity available to obtain such supplemental insurance on commercially reasonable terms and conditions, Loral shall be entitled to participate in any insurance obtained by ViaSat in such proportion so that the relative insurance for the Loral Payload shall be 15 percent of the amount of the Initial Insurance and the relative insurance for the ViaSat Payload shall be 85 percent of the amount of the Initial Insurance. ViaSat shall use commercially reasonable efforts to obtain the Initial Insurance for the Satellite (including, launch and associated services and insurance premium) on commercially reasonable terms and conditions, and providing for coverage customary in the satellite insurance market, provided that the Initial Insurance shall be placed with insurance companies that are in ViaSat’s good faith opinion financially sound and responsible at the time the relevant coverage is placed or renewed, and attach at launch and continue in effect until no sooner than one year after launch, shall be for partial loss, constructive total loss and total loss, including customary exclusions and shall, with respect to the Loral Payload, include Loral (or its assignee) and its designee (including any lender and/or collateral agent, with waivers of subrogation therefor if commercially reasonably available) as named insured and additional insured (and/or loss payee, if required), respectively, and provided further, that for periods following the first anniversary of the launch of the Satellite, in the event that ViaSat decides, in its sole discretion, to procure in-orbit insurance for the Satellite, ViaSat shall offer to obtain in-orbit insurance on the Loral Payload and timely disclose the available terms and conditions thereof to Loral, but shall obtain such insurance only if so requested by Loral, and be in an amount confirmed by Loral, in which event Loral will pay Loral’s proportionate share of the cost thereof. ViaSat agrees to consult with Loral during the procurement process for the Satellite Insurance. In the event ViaSat decides not to procure in-orbit insurance on the Satellite or Loral declines ViaSat’s offer to obtain in-orbit insurance on the Loral Payload, Loral may purchase independent in-orbit insurance for the Loral Payload; provided, that Loral will remain liable for its applicable portion of the Initial Insurance, and any portion of the in-orbit insurance purchased for the Loral Payload at Loral’s request and provided further that Loral shall, in all events, but not prior to the earlier of (i) forty-five (45) days prior to the expiration of Loral’s existing insurance for the Loral Payload and (ii) the date on which ViaSat shall have received firm commitments (using reasonable efforts to do so in a timely manner) from insurers for the Satellite Insurance it shall have procured and so long as ViaSat is complying with its obligations under this Section 2.3.2, be entitled to approach the insurance market and purchase, at its own sole cost and expense, supplemental insurance on the Loral Payload, in addition to any insurance procured (or to be procured) by ViaSat. In the event Loral purchases independent or supplemental insurance hereunder, ViaSat shall provide all commercially reasonable assistance and support to Loral with respect to such insurance procurement. In the event the Satellite suffers a total loss during the period starting at Intentional Ignition and ending at End of Life and Loral has elected to participate in such insurance, then ViaSat shall provide to Loral 15% of the net proceeds actually received from the Satellite Insurance, which shall represent ViaSat’s sole obligation to Loral for such total loss. In the event the Satellite suffers a partial loss, ViaSat shall provide to Loral its proportionate share of the net insurance proceeds actually received from the Initial Insurance and any in-orbit insurance associated with such partial loss, if Loral shall have elected to participate in such insurance, calculated in accordance with the terms of the insurance as follows: (1) the Parties will share with respect to any loss that does not disproportionately affect either the Loral Payload or the ViaSat Payload in the ratio of 15 percent Loral/85 percent ViaSat; and (2) for losses that disproportionately affect one Party’s payload, the proceeds shall be adjusted to reflect such disproportionate impact; this shall represent ViaSat’s sole obligation to Loral for such partial loss, other than the obligations set forth in Sections 2.3.3 and 2.3.4. Loral shall cooperate in good faith with ViaSat in connection with the procurement by ViaSat of the Satellite Insurance, including providing any necessary technical or operational information regarding the Loral Payload. If there shall be a dispute with insurers regarding the Initial Insurance, or any Satellite in-orbit insurance in which Loral participates as contemplated by this Section 2.3.2, ViaSat shall not settle any such dispute without first obtaining Loral’s prior written consent, which consent will not be unreasonably withheld or delayed. For avoidance of doubt, Loral shall be deemed to have elected to participate in the Initial Insurance.
     2.3.3 The following procedure shall be adhered to by ViaSat in the event of a loss of primary power that impacts the payloads of both Parties:
     (i) First, components of the Satellite will be powered down as necessary to protect the overall health of the Satellite;
     (ii) Second, bus components of the Satellite will be powered down to the extent possible without affecting either Party’s payload or the overall health of the Satellite;
     (iii) Third, the Parties will enter into good faith discussions to determine the required changes to the Satellite’s operation or configuration; and
     (iv) In the event that the Parties are unable to mutually agree upon such changes within forty-eight (48) hours after the relevant loss of primary power, then the residual amount of primary power required to be shed will be allocated between the payloads of ViaSat and Loral based on the ratio of the nominal full-power operation of the Parties’ respective payloads. Such allocation will initially be computed based on the final design specification for each Parties’ respective payload(s), and shall be subject to adjustment when actual saturated power and efficiency data is determined during IOT (as defined in the Satellite Contract). Each Party will determine in its sole judgment the appropriate actions to be taken with respect to its payload(s) to shed the power allocated to it pursuant to this Subsection (iv).

     2.3.4 The following procedure shall be adhered to by ViaSat in the event of a failure of a component part on the Satellite for which the redundant spare components are drawn from a pool that could serve either the Loral or ViaSat payloads:
     (i) First, redundant or spare components of the Satellite will be used taking into consideration the protection of the overall health of the Satellite;
     (ii) Second, subject to clause (iii) below, restoration of a failed component part on the Satellite by a redundant or spare component on the Satellite shall be done on a first failed, first restored basis on condition that the redundant or spare component is technically capable of restoring the failed component and is not already deployed to restore a failure, provided that, in the event of failures occurring simultaneously or within 24 hours of each other, the redundant or spare component shall first be used to restore the component on the Satellite which restores the highest amount of the Satellite’s Designed Payload Capacity; and
     (iii) Third, to the extent all redundant or spare components that are technically capable of restoring a failed component have already been deployed to restore previous failures, then the redundant and spare components that have been previously assigned shall be redeployed on terms as shall be agreed by ViaSat and Loral (using their commercially reasonable efforts within 120 days after the Effective Date); provided that in the event the Parties are unable to reach agreement on such terms then ViaSat shall redeploy such spare and redundant components in a fair and evenhanded manner, having due regard to the interests of ViaSat and of Loral in the health and functionality of the Satellite.

2.4. Ownership of the Common Elements. The Common Elements of the Satellite shall be owned exclusively by ViaSat.
2.5. Cooperation. Each Party shall cooperate with and assist the other Party from time to time as required to evidence such Party’s title to its applicable portion of the Satellite, including executing a certificate of ownership or other documents as may be reasonably requested by such Party to evidence the title and rights to the Satellite set forth herein.
2.6. Satellite Construction and Operational Decisions. ViaSat shall also be entitled to, with the consent of Loral, which consent shall not be unreasonably withheld or delayed, decommission the Satellite without further liability to Loral in the event of the destruction, total loss or constructive total loss of the Satellite or when the on-board fuel on the Satellite reaches a level, or any circumstance develops, which in ViaSat’s good faith opinion requires that the Satellite be de-orbited to safely remove it from geostationary orbit in accordance with applicable law or prudent and customary industry practice.
2.7. Satellite Resources for Loral Payload. Subject to the terms set forth in this Section 2, ViaSat shall provide for those satellite resources and functions used for the operation of both the ViaSat Payload and Loral Payload in a fair and evenhanded manner, having due regard to the interests of Loral and ViaSat, to permit the Loral Payload to be operated on the Satellite in accordance with the payload technical specifications for the Loral Payload as provided in the Satellite Contract from time to time. Loral will have the right to instruct the TT&C provider directly with respect to the command of the Loral Payload, provided such directions do not affect the Common Elements or the ViaSat Payload.
2.8. Gateway Sharing. If a ViaSat gateway is configured with excess capacity based on the Final Configuration (as defined in the Satellite Contract) (“Extra Gateway”), then ViaSat shall provide written notice to Loral prior to the procurement of Extra Gateway and thereby Loral shall have the option for a period of 90 days to elect to participate in a sharing arrangement with ViaSat as described herein for the Extra Gateway (“Gateway Share”). In the event Loral elects to Gateway Share in accordance with the terms of this paragraph above, then Loral shall have the right to utilize the excess capacity in the Extra Gateway, upon (i) payment of its pro rata share (based on the ratio of the capacity to be allocated to Loral to the total capacity of the Extra Gateway) of the aggregate cost of constructing and testing the Extra Gateway and placing it in service (including reasonable labor costs and other reasonable expenses of ViaSat in provisioning such Extra Gateway) and (ii) its written binding commitment to pay its pro rata share, based on such ratio, of future capital costs of the Extra Gateway and operating and maintenance expenses of the Extra Gateway from such time forth. In the event Loral elects to Gateway Share in accordance with the terms above, then ViaSat will operate the Extra Gateway in a fair and evenhanded manner, having due regard for its and its customers’ interests and the interests of Loral and its customers. Loral shall maintain reasonable audit rights with respect to the costs and expenses paid by Loral to ViaSat under this paragraph.
2.9. Branding. For the avoidance of doubt, Loral will not be required to market capacity on the Loral Payload under the ViaSat name and shall have the right to market such capacity under a trade name of its own choosing, which need not mention or include the names “ViaSat” or “Leapfrog”.
2.10. Restrictions on Competition. During the term of this Agreement, neither ViaSat nor any of its affiliates shall market satellite services provided by the Satellite or any Replacement Satellite (“Competitive Services”) or intentionally use the Satellite or any Replacement Satellite to provide Competitive Services to user terminals located in Canada; and  none of Loral, Telesat or any of their respective affiliates shall market Competitive Services or intentionally use the Satellite or any Replacement Satellite to provide Competitive Services to user terminals located outside of Canada. The parties acknowledge and agree that the agreements and covenants contained in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects, and essential to protect the value each party’s interest in the Satellite and any Replacement Satellite. Nothing in this Section 2.10 shall constrain either Party from using any other satellite at any other orbital location to provide satellite services that are competitive with the Competitive Services.
ARTICLE 3
PAYMENT PLAN
3.1. Loral Price for Loral Payload. Based on a total estimated cost of $400 million for manufacturing, launching, procuring Initial Insurance, and operating the Satellite for 15 years, Loral would pay an aggregate price of $60 million, as described in more detail below.
     3.1.1 Loral shall pay to SS/L $36.9 million for the Loral Payload portion of the Satellite (such payment, together with Loral’s share of expenses payable pursuant to Section 3.1.2, the “Loral Price”) in accordance with the payment plan set forth in the Loral Payload Agreement.
     3.1.2 The Loral Price is based on the following estimated costs: (i) $246 million for the Satellite (“Satellite Costs”); (ii) $41 million for the Initial Insurance; (iii) $97 million for Satellite launch and associated services (“Launch Costs”) and (iv) $14.7 million for Satellite telemetry, tracking and command services for 15 years (“TT&C Costs”). Loral shall pay 15% of the actual Launch Costs directly to ViaSat and 15% of the actual costs for the Initial Insurance directly to ViaSat. ViaSat will be responsible for 85% of the TT&C Costs provided under the TT&C Agreement, and Loral will be responsible for the remainder.

     3.1.3 There shall be no adjustment to the Loral Price hereunder for a price adjustment under the Satellite Contract due to any capacity adjustment for the ViaSat Payload pursuant to Articles 4.6 and 22.1 of the Satellite Contract. Cost changes under the Satellite Contract resulting from changes requested by a Party or a Party’s actions or omissions shall be paid as contemplated by Section 2.2.1. In the event ViaSat makes a change to a Common Element which in its reasonable opinion is necessary or advisable and such change benefits the Loral Payload proportionately, Loral will be responsible for fifteen percent (15%) of any increase in the Satellite Cost owed to SS/L associated with such change to the Common Element(s). Such adjustment will be reflected in an amendment to this Agreement, and the Payment Plan under the Loral Payload Agreement will be correspondingly amended.
     3.1.4 The Loral Price above does not include in-orbit insurance costs for the Satellite during the period after the Initial Insurance. In the event ViaSat decides to procure in-orbit insurance for the Satellite following expiration of the Initial Insurance and Loral elects to cause the Loral Payload to be included in that coverage, Loral shall pay to ViaSat 15% of the in-orbit insurance costs for the Satellite for the period ending after the Initial Insurance and continuing with any subsequent renewals by ViaSat of in-orbit insurance for the Satellite through the End Of Life.
     3.1.5 Loral shall also pay 15% of any other actual, reasonable and necessary costs, liabilities or other payments made by ViaSat associated with constructing, transporting, launching, operating or maintaining the Satellite to the extent not included in the estimated costs described above, including in orbit insurance renewals costs (but only if Loral elects to include the Loral Payload in such insurance coverage) (“Other Costs”), provided that such Other Costs benefit the Loral Payload proportionately with the ViaSat Payload. ViaSat agrees to advise and consult with Loral prior to incurring any Other Costs in excess of $1,000,000 in the aggregate, to provide Loral with a copy of an invoice or other documentation related to the Other Costs prior to or at the time ViaSat invoices Loral for such costs. For the avoidance of doubt, examples of Other Costs include, without limitation, storage costs for Satellite in the event of a launch delay and attorney’s fees required to collect on Satellite Insurance, etc. Examples of expenses that will not constitute Other Costs include attorney’s fees in connection with the negotiation of this transaction and advice related hereto, general corporate overhead and executive management of the Satellite, on site supervision of the manufacture of the Satellite and Satellite monitoring activities at and following launch.
     3.1.6 The Parties will invoice one another for any amounts under this Section 3. ViaSat shall submit Loral such invoice no earlier than 30 days prior to ViaSat incurring such cost. Loral shall pay ViaSat in full all such amounts within 30 days of receipt of such invoice. Late payments by one Party to the other Party shall be subject to the provisions of Section 20.1 below.
ARTICLE 4
REVENUE FROM BEAMS
4.1. Revenues from Beams. Except as set forth in Section 4.2 below, Loral shall be entitled to all revenues generated from the Loral Payload and ViaSat shall be entitled to all revenues generated from the ViaSat Payload.
4.2. Revenue Share Transactions.
     4.2.1 In the event Loral has not on or before October 31, 2009 assigned this Agreement to Telesat or a third party or otherwise sold or leased the Loral Payload to Telesat or a third party, then ViaSat agrees, if so requested by Loral, to contribute to Loral for each of its service gateway facilities the requisite next-generation hub equipment (SMTS equipment) in consideration for the list price thereof (the “SMTS Cost”), and thereafter (until the End of Life of the Satellite) ViaSat shall be entitled to a percentage of the revenues earned by Loral (or any affiliate of Loral that owns the Loral Payload) from the sale or lease of capacity on the Loral Payload equal to a fraction, the numerator of which is the SMTS Cost, and the denominator of which is the sum of (i) the SMTS Cost, (ii) the Loral Price and (iii) the sum of all other capital expenditures made by Loral and its affiliates in connection with the business in question. In that event, the parties will enter into appropriate, separate agreements to implement the foregoing. ViaSat shall maintain reasonable audit rights with respect to the revenue share transaction described above.
4.3. Exclusivity Provisions. In consideration of ViaSat’s obligations set forth in Section 4.4 below, ViaSat shall through the End of Life of the Satellite remain the sole and exclusive supplier of end-users broadband terminals (indoor modems and outdoor transceivers, antenna units and related software) and hub (SMTS) equipment for any two way service operated by a Canadian Operation (defined below) over the Loral Payload; provided that the terms of this paragraph shall continue to apply so long as (i) ViaSat remains in the business of the design, manufacture and distribution of equipment suitable for such applications for Eutelsat or other significant customers in addition to Loral, (ii) such terminals and equipment are of merchantable quality, (iii) and such terminals and equipment perform in accordance with final specifications provided to the Key Distributor (defined below), which shall be generally consistent with the specifications described on Annex 4.3 attached hereto and ViaSat does not materially breach the contractual obligations between ViaSat and Loral with respect to such performance specifications (collectively, the “ViaSat Obligations”). In the event ViaSat is in material breach of the ViaSat Obligations, the Canadian Operator shall provide notice to ViaSat of such breach and provide ViaSat no less than 60 days to cure such breach (and an opportunity to arbitrate the matter hereunder) prior to the ViaSat Obligations terminating.
4.4. Favored Pricing. ViaSat agrees to provide any Person operating (or selling) a two way broadband service over the Loral Payload (“Canadian Operator”) with the same price (based on the then-current total price for terminals (indoor and outdoor units together)) being delivered to the Key Distributor (defined below) for ViaSat’s next generation Surfbeam equipment (“Equipment”) that is provided to the Key Distributor; provided, that the Canadian Operator must purchase the Equipment on the same terms and conditions as the Key Distributor, including warranty terms, delivery lead times, annual maintenance fees, and support levels (but excluding terms related to the minimum number of aggregate committed terminals). ViaSat agrees to provide commercially reasonable pricing for any additional terms or items requested by the Canadian Operator. For purposes of this Agreement, “Key Distributor” means the distributor (and the pricing and terms of such distributor) selected by the Canadian Operator among the distributors purchasing Equipment at the time the Canadian Operator first enters into an agreement to purchase such Equipment from ViaSat. In the event any distributor is purchasing and taking delivery of user terminals at a lower total terminal price (indoor and outdoor unit together) than the price provided to the Canadian Operator (the “Improved Distributor’), ViaSat shall inform the Canadian Operator of such lower price (and the terms under which the Improved Distributor is purchasing terminals). The Canadian Operator shall then have the right for a reasonable period of time (no longer than 60 days) to elect to substitute the pricing and terms of the Key Distributor (for future orders) for the terminal pricing and terms of the Improved Distributor. Thereafter, in the event there is a new Improved Distributor, then the Canadian

Operator shall again maintain the rights to substitute terminal pricing and terms described above. The terms of this paragraph shall not apply to limited quantities of terminals provided at discounted (or no cost) pricing that may be sold or loaned to a potential distributor for testing or demonstration purposes. In the event ViaSat enters into an agreement with a Key Distributor or Improved Distributor that provides that such Key Distributor or Improved Distributor is to receive the lowest pricing of any distributor, then the Canadian Operator agrees that ViaSat can charge a per unit price $1.00 higher to the Canadian Operator than such distributor.
ARTICLE 5
THE SATELLITE
5.1. Satellite Specifications. Subject to Section 2.2, the Satellite shall have the design and other specifications as are currently set forth in the Satellite Contract. Loral acknowledges the final specifications of the Satellite will be determined in accordance with Section 2.1B of the Satellite Contract.
5.2. Modifications of Loral Payload. Subject to ViaSat’s right to designate the Final Configuration (defined in the Satellite Contract), the location of the beams associated with the Loral Payload on the Satellite may be modified by SS/L as requested by Loral prior to January 25, 20081 in accordance with the Satellite Contract. Any costs associated with such modification, if any, shall be borne solely by Loral.
5.3. ViaSat Actions. Subject to Article 2 hereof, Loral acknowledges that it has reviewed the Satellite Contract (as in effect as of the date hereof) and agrees to all the terms and conditions contained therein and that it shall be bound by all actions taken by ViaSat with respect thereto, and with regard to the selection of the launch services provider (or with regard to the launch services contract), selection of the broker for insurance for the Satellite (or with regard to the insurance broker contract), selection of the insurance for the Satellite (or with regard to the insurance contracts) and other service providers (and other service provider contracts) associated with the design, construction, testing, launch and operation of the Satellite. ViaSat will, nonetheless, consult with Loral concerning such actions and will make its decisions in a fair and evenhanded manner, having due regard to its interests and the interests of Loral in the health and functionality of the Satellite and the timely launch of the Satellite.
5.4. Limited Representations. Loral acknowledges that:
     VIASAT HAS NOT MADE, NOR DOES IT MAKE, ANY REPRESENTATION OR WARRANTY, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF DESIGN, OPERATION, CONDITION, QUALITY, SUITABILITY OR MERCHANTABILITY OR FITNESS FOR USE OR FOR A PARTICULAR PURPOSE, ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, WITH REGARD TO THE SATELLITE OR ANY OTHER DELIVERABLE ITEM UNDER THE SATELLITE CONTRACT, AND VIASAT HAS NOT MADE ANY WARRANTY WITH RESPECT TO THE PERFORMANCE OF ANY LAUNCH VEHICLE.
5.5. No Fault. Loral agrees to be bound by the no-fault, no-subrogation inter-party waiver of liability and related indemnity provisions provided in the Launch Services Agreement and to cause its contractors and subcontractors at any tier (including suppliers of any kind) that are involved in any performance of this Agreement and any other person who through Loral has an interest in the Satellite or any transponder thereon, as required by the Launch Services Agreement, to accede to such waiver. Loral shall execute and deliver any instrument that may be reasonably required by the Launch Agency to evidence its agreement to be bound by such waiver. In no event shall such no-fault, no-subrogation inter-party waiver and related indemnity provisions have any effect on the rights, obligations, and liabilities of and between Loral and ViaSat under this Agreement or under the other Transaction Documents, and Loral shall cause Telesat or any other purchaser of the Loral Payload to be bound by the provisions of this Section.
5.6. Indemnity. (a) Loral shall indemnify, defend, and hold harmless ViaSat, its officers, directors, shareholders, employees, subcontractors and agents (“ViaSat Indemnitees”) from and against all liability, damages, losses, claims, demands, actions, judgments and costs, including legal fees arising from (i) damage to any property, and for injury to or death of any person, including employees or agents of ViaSat and any third parties, resulting from any willful misconduct of Loral relating to this Agreement; (ii) any claim of interference with or disruption of communications caused by any person using, accessing, receiving transmissions or communicating with the Loral Payload; (iii) claims for libel, defamation, passing off, slander, copyright infringement, other intellectual property right infringement or other claims relating to the content of programming, video, data, voice or other material transmitted on, to or from the Loral Payload; (iv) any claims relating to any warranty or representation made by Loral to a third party; (v) to the extent permitted by law, any fines, penalties and forfeitures arising out of or relating to any proceeding against or involving ViaSat Indemnitees arising out of any alleged violation of any law by Loral, its affiliates, agents or customers; (vi) any claims alleging infringement of any letters, patent, copyright, trademark or other intellectual property rights caused by the Satellite or the use or operation thereof.
     (b) ViaSat shall indemnify, defend, and hold harmless Loral, its officers, directors, shareholders, employees, subcontractors and agents (“Loral Indemnitees”) from and against all liability, damages, losses, claims, demands, actions, judgments and costs, including legal fees arising from (i) damage to any property, and for injury to or death of any person, including employees or agents of Loral and any third parties, resulting from any willful misconduct of ViaSat relating to this Agreement; (ii) any claim of interference with or disruption of communications caused by any person using, accessing, receiving transmissions or communicating with the ViaSat Payload; (iii) claims for libel, defamation, passing off, slander, copyright infringement, other intellectual property right infringement or other claims relating to the content of programming, video, data, voice or other material transmitted on, to or from the ViaSat Payload; (iv) any claims relating to any warranty or representation made by ViaSat to a third party; (v) to the extent permitted by law, any fines, penalties and forfeitures arising out of or relating to any proceeding against or involving Loral Indemnitees arising out of any alleged violation of any law by ViaSat, its affiliates, agents or customers; (vi) any claims alleging infringement of any letters, patent, copyright, trademark or other intellectual property rights caused by the Satellite or the use or operation thereof.
     (c) NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.
5.7. Action to Protect Satellite. ViaSat shall have sole and exclusive control of operation of the Satellite, subject to consultation with Loral, and shall exercise its control in a fair and evenhanded manner, having due regard to its interests and the interests of Loral in the health and functionality of the Satellite. Notwithstanding anything to the contrary herein, if circumstances occur which in ViaSat’s reasonable judgment pose a threat to the stable operation or health of the

Satellite, including without limitation any failure of the Satellite to meet its performance specifications (including but not limited to permanent or recurrent shortage of electric power or a material breach in the operating or Satellite payload access procedures by Loral or its designees or customers), ViaSat shall have the right to take any action it reasonably believes necessary to protect the Satellite, including discontinuance or suspension of operation of the Satellite, any transponders (including the Loral Payload) without any liability to Loral, its designees or customers so long as it provides notice to Loral in accordance with the terms of this paragraph below and proceeds in a fair and evenhanded manner, without discrimination against the Loral Payload or the customers it serves. ViaSat shall provide Loral as much notice as practical under the circumstances of any such discontinuance or suspension of operation of the Satellite payload or the Loral Payload (or portion thereof). Under no circumstances shall ViaSat be responsible for any loss or damage to Loral, its designees or customers for any action taken by ViaSat in conformity with this Section 5.7, except to the extent that ViaSat’s actions are not taken in good faith and result in a disproportionate damage to the Loral Payload or the customers it serves. Notwithstanding anything to the contrary herein, ViaSat shall operate the Satellite in accordance with applicable regulations and subject to applicable regulatory authorities.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE PARTIES
Each of the Parties, as of the date hereof, hereby represents and warrants to the other, as follows:
6.1. Organization and Standing. It is a corporation duly organized, validly existing and in good standing under the laws of the place of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would neither have a material adverse effect on its financial condition, business or results of operation nor materially impair or delay its ability to consummate the transactions contemplated hereby (a “Material Adverse Effect”).
6.2. Authority Relative to this Agreement. It has all corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, and to perform all of its obligations hereunder and thereunder. Its execution and delivery of this Agreement and the other Transaction Documents to which it is a party and its performance of its obligations hereunder and thereunder have been duly authorized by all necessary and proper corporate action. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by it and constitute the legal, valid and binding obligations, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and subject, as to enforceability, to general principles of equity (regardless whether enforcement is sought in a proceeding in equity or at law).
6.3. Noncontravention. Its execution and delivery of this Agreement and the other Transaction Documents to which it is a party, its performance of its obligations to be performed hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not (i) contravene or conflict with its charter, by-laws or other organizational documents; (ii) contravene or conflict with or constitute a violation of any provision of any laws or license to which it or any of its properties or assets is subject; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, cause it to make an offer to purchase under, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or give rise to a loss of any benefit under, any contract, lease, lien or other arrangement to which it is a party or by which is bound or to which any of its properties or assets is subject or result in the creation or imposition of any liens on any of its assets, other than any loss of benefit, lien or any other such event which would not have a Material Adverse Effect.
6.4. Governmental Proceeding; Litigation. There is not in effect any judgment, order, writ, decree, stipulation or injunction by or with any governmental entity to which it or any of its Affiliates is party or by which it or any of its Affiliates or any properties or assets of any of the foregoing is bound, and which relates to or affects this Agreement or the transactions contemplated hereby, and neither it nor any of its Affiliates is party to, engaged in or, to its Knowledge, threatened with any Action which relates to or affects this Agreement or the transactions contemplated hereby, and, to its Knowledge, no event has occurred and no condition exists which could reasonably be expected to result in any such Action. Neither it nor any of its Affiliates is in default under or with respect to any judgment, ruling, order, writ, decree, stipulation or injunction of the type described in this Paragraph.
6.5. Lawful Purposes. Each of ViaSat and Loral agrees, and each will require any lessee or user of the Satellite, including the Loral Payload, to agree to restrict its use of the Satellite (including the Loral Payload) transmission capacity only for any lawful purpose and agrees to comply in all material respects with all applicable laws and government regulations. Each party shall be solely responsible for obtaining all governmental authorizations, and complying with all applicable governmental regulations, relating to the construction and operation of its respective payload. Each party acknowledges that governmental licensing for its payload will need to be coordinated with the governmental licensing of the other Party’s payload, including potentially requiring an exchange of letters between the licensing administrations, and each Party hereby agrees to consult and cooperate with the other Party in all reasonable respects in such regard.

ARTICLE 7
REPLACEMENT RIGHTS
7.1. End of Life. In the period beginning fifty (50) months and ending forty (40) months prior the then-expected End of Life of the Satellite, Loral shall send written notice in good faith (the date of such notice, the “Replacement Satellite Notice Date”) to ViaSat stating whether or not it desires to enter into a beam sharing agreement (consistent with the terms hereof) for any ViaSat replacement satellite (“Replacement Satellite”) to be placed in the 115 WL or a nearby (within one degree) orbital location (any such location, the “Subject Slot”). In the event that Loral provides such notice to ViaSat by the Replacement Satellite Notice Date and ViaSat contracts for a Replacement Satellite in the Subject Slot, ViaSat shall, so long as it does not (after ViaSat using commercially reasonable efforts to design a payload similar to the Loral Payload onto such Replacement Satellite) substantively adversely affect the Replacement Satellite (from a technical, reliability, regulatory and risk perspective), offer to Loral the opportunity to enter into an arrangement consistent with the terms herein with respect to the Replacement Satellite, providing Loral with substantially similar rights and benefits to those provided by the arrangement contemplated hereby, including, without limitation, provisions substantially similar to this Section 7.1 with respect to Loral’s right to an arrangement consistent with the terms herein with respect to replacement satellites. In the event ViaSat contracts for the Replacement Satellite (or replaces a replacement satellite) and ViaSat was unable to place a Loral payload on such Replacement Satellite because it substantively adversely affected the Replacement Satellite, Loral shall maintain the right co-locate a Satellite in the Subject Slot and coordinate such satellite in accordance with the Cooperation Agreement. In the event ViaSat contracts for the Replacement Satellite (or replaces a replacement satellite) and Loral has not expressed its desire to enter into an arrangement with ViaSat for the Replacement Satellite by the Replacement Satellite Notice Date, then Loral shall not be entitled to place a satellite in the Subject Slot for the life of such satellite and Loral will (at ViaSat’s expense) cooperate as ViaSat shall reasonably request, in all necessary or appropriate regulatory actions and proceedings to effectuate the foregoing, including, without limitation, granting ViaSat a sublicense for the life of such replacement satellite to Loral’s rights to the Subject Slot, as applicable. ViaSat shall have the initial right to replace the Satellite with the Replacement Satellite (and any additional replacement satellites) at the Subject Slot but in the event ViaSat elects not contract for the Replacement Satellite (or any other replacement satellite) at its End of Life, then Loral will have the right thereafter to place a satellite of its own2 in the Subject Slot, and ViaSat will (at Loral’s expense) cooperate as Loral shall reasonably request, in all necessary or appropriate regulatory actions and proceedings to effectuate the foregoing, including, without limitation, granting Loral a sublicense for the life of such replacement satellite to ViaSat’s rights to the Subject Slot, as applicable. For the avoidance of doubt, the Parties agree that the Parties’ rights with respect to replacement satellites in the Subject Slot are not limited to the first replacement satellite, but shall apply to all replacement satellites, and that similarly, Loral’s right to place its own satellite in the Subject Slot shall apply not only to ViaSat’s election not to contract for a Replacement Satellite, but to all follow-on replacement satellites that are thereafter placed in the Subject Slot.
7.2. Replacement Right. If, after reasonable consultation, ViaSat and Loral are unable to reach agreement concerning the terms and conditions of their joint financial participation in a satellite to replace the Satellite before the end of its useful life, ViaSat shall have the right (but not the obligation) to purchase the Loral Payload from Loral (at no cost) and replace the Loral Payload with an alternative payload on an alternate satellite (“Alternate Satellite”) with equal or better capacity and coverage as the Loral Payload (“Substitute Payload”) with reasonably minimal interruption in service or changeover costs to Loral or its customers. ViaSat shall provide the Substitute Payload for use by Loral through the projected End of Life of the Satellite (“Original Satellite Life”) at no additional cost to Loral on terms and conditions that preserve for Loral benefits equivalent to those contemplated by this Agreement, including without limitation its rights under Section 7.1. ViaSat shall provide Loral with access to the Substitute Payload for the life of the Alternate Satellite beginning after the Original Satellite Life (such period referred to herein as the “Follow On Period”) on terms and pricing consistent with Article 3 above, with appropriate reduction in price to reflect the shorter duration of the Follow On Period. Loral shall (at ViaSat’s expense) cooperate, as ViaSat shall reasonably request, in all necessary or appropriate regulatory actions and proceedings to effectuate the foregoing.
ARTICLE 8
REASONABLE CHANGES
8.1. ViaSat Reasonable Changes. ViaSat agrees to negotiate in good faith and use reasonable efforts to amend the terms of this Agreement as may be reasonably requested by Loral to accommodate Loral in its assignment of the terms of this Agreement and/or the sale of the Loral Payload.
8.2. Loral Reasonable Changes. Loral agrees to negotiate in good faith and use reasonable efforts to amend the terms of this Agreement as may be reasonably requested by ViaSat to accommodate ViaSat in obtaining investments for the business operated with the ViaSat Payload.

ARTICLE 9
RESERVED
ARTICLE 10
RESERVED
ARTICLE 11
RESERVED
ARTICLE 12
EFFECTIVE DATE OF THIS AGREEMENT
This Agreement shall become effective on the date (the “Effective Date”) set forth on the signature page hereof.
ARTICLE 13
PLEDGES
13.1. Rights to Pledge. Each Party shall have the right to pledge, mortgage, charge, grant any security interest in, or otherwise encumber all or part of its interest in its respective payload (and, in the case of ViaSat, the Common Elements), Deliverables, work-in-process under the Satellite Contract and such Party’s rights under this Agreement and the agreements contemplated hereby, provided that:
     (a) such Party shall remain liable for all obligations hereunder;
     (b) the encumbrance shall be subject to any necessary approvals or restrictions of any relevant governmental authority or telecommunications administration; and

     (c) any financing by Loral of the Loral Payload shall be structured so as not to interfere with or preclude any financing by ViaSat of the other portions of the Satellite and shall include intercreditor arrangements on terms reasonably satisfactory to ViaSat and its creditors that shall facilitate such financing by ViaSat, provided that, subject to the foregoing, ViaSat shall work cooperatively with Loral and Telesat and use reasonable efforts to accommodate their current and planned financing requirements with respect to the Loral Payload; and
     (d) satisfactory arrangements as agreed between the Parties (including a Party’s lenders) shall have been made to recognize and protect the rights of the other Party and its lenders under this Agreement and the Transaction Documents.
Each of the Parties acknowledges and agrees that the other Party, in the course of the negotiation of this Agreement, used all commercially reasonable efforts to avoid any restriction on its ability to pledge its assets for any purpose, and that those negotiations resulted in the foregoing provisions.
ARTICLE 14
RESERVED
ARTICLE 15
RELATIONSHIP OF THE PARTIES
15.1. No Partnership. The rights and obligations of the Parties hereunder shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this be deemed or construed to create a partnership, joint venture, association or trust, or as authorizing any Party to act as an agent, servant or employee for any other party for any purpose except as explicitly set forth herein.

ARTICLE 16
TAXES
     ViaSat shall be responsible for the payment of any and all sales, use, gross receipts, excise and other taxes (collectively “Taxes”) assessed solely and exclusively on the construction, use and operation or addition of value to its payload on the Satellite, and ViaSat shall indemnify Loral from any such Taxes. Loral shall be responsible for the payment of any and all Taxes assessed solely and exclusively on the construction, use and operation or addition of value to the payload on the Satellite, and Loral shall indemnify ViaSat from any such Taxes. The Parties shall share responsibility (ViaSat 85% and Loral 15%) for any and all Taxes assessed on the construction, use and operation or addition of value to any and all Common Elements, and each Party shall indemnify the other Party from its respective portion of such Taxes.
ARTICLE 17
ENTIRE AGREEMENT, TRANSACTION DOCUMENTS
17.1. Transaction Documents. The Parties agree and acknowledge that the following agreements are being entered into contemporaneously herewith (such agreements, the “Transaction Documents”):
     (a) the Satellite Contract
     (b) the Loral Payload Agreement
     (c) the TT&C Agreement
     (d) the Option Agreement
     (e) the Cooperation Agreement
17.2. Entire Agreement. This Agreement and the other Transaction Documents together constitute the entire agreement and understanding between the Parties in connection with the transactions hereby contemplated. The Transaction Documents supersede all previous agreements, arrangements and understandings between the Parties with regard to such transaction which shall cease to have any further force or effect. No Party is entering into any of the Transaction Documents or any of the arrangements hereby contemplated in reliance upon any representation, warranty or undertaking which is not expressly set out or referred to in any of the Transaction Documents.
ARTICLE 18
TERMINATION
18.1. Termination. Unless terminated sooner pursuant to this Section 18, this Agreement shall continue in full force and effect until the end of life of the last replacement satellite placed in the Subject Slot pursuant to Section 7.1. This Agreement may be terminated as follows:
     (a) By mutual written agreement of the Parties;
     (b) By either Party by written notice to the other and in accordance with Article 20 hereof in the event of a default by the other Party provided such default meets the requirements stated in said Article 20; and
     (c) By either Party by written notice to the other if the other Party becomes insolvent, enters into a general suspension of payments, bankruptcy, makes a general assignment for the benefit of creditors, admits in writing its inability to pay debts as they mature, suffers or permits the appointment of a receiver for substantially all of its business or assets, or avails itself of or becomes subject to any other judicial or administrative proceeding that relates to insolvency or protection of creditors’ rights (each an “Insolvency Event”). In the event Loral has an Insolvency Event, then ViaSat shall have a right of first refusal or option to purchase the Loral

Payload on the same terms and conditions as may be offered to any third party in a sale of such Party’s assets, including any auction or liquidation sale.
18.2. Effect of Termination. Termination of this Agreement shall not affect: (i) either Party’s obligations under any other Transaction Document; or (ii) either Party’s obligations pursuant to Articles 2, 5.6, 5.7, 13, 15, 16 and 22-25 of this Agreement, which obligations shall expressly continue for so long as both Parties possess an economic interest in the Satellite, and Alternate Satellite, or a replacement satellite contemplated by Section 7.1, as the case may be.
ARTICLE 19
FORCE MAJEURE
19.1. Force Majeure. Neither Party shall be liable for nonperformance or delays in performance when caused by acts or events which are beyond the reasonable control of the delayed Party, including but not limited to the following: acts of God, acts of the public enemy, acts government in its sovereign (and not contractual) capacity, strikes or other labor disturbances, hurricanes, earthquakes, fires, floods, epidemics, embargoes, war, and riots (“Force Majeure”). In the event of any such delay, the date of delivery or of performance of the obligation affected by the force majeure event shall be extended for a period equal to the effect of time lost by reason of the delay.
19.2. Notice. A Party claiming delay in delivery or performance due to an event of Force Majeure as set forth herein shall as soon as practicable send written notice thereof and a statement of particulars to the other Party. Upon the cessation of the Force Majeure event, the Party claiming delay in delivery or performance of its obligations hereunder shall promptly notify the other Party of such cessation.

19.3. Affected Party. The Party affected shall take appropriate measures to minimize or remove the effects of the event of Force Majeure and, within the shortest time possible, shall attempt to resume performance of the obligations affected by the event of force majeure.
19.4. Mitigation Duty. Each Party shall use its reasonable efforts to minimize the losses and damages caused and/or to be caused to the other Party by an event of Force Majeure. Both Parties shall consult as soon as possible to find an appropriate solution.
ARTICLE 20
DEFAULT
20.1. Monetary Default. Should either ViaSat or Loral fail to make timely payment of any amount required to be paid to the other Party hereunder in accordance with the provisions defined herein, and such failure to pay shall have continued for a period of 60 days, the Party in breach shall pay interest to the other Party at the 30-day LIBOR rate plus three percent (3%) per annum in respect of the amounts in arrears. Such interest shall be calculated on a daily basis from the date payment was due until the date payment is received by the non-breaching Party. Should the Party in breach continue to fail to make such payment for a period of nine (9) months in the aggregate, then in addition to the interest amount due from the breaching Party, the other Party shall have the right to terminate this Agreement and to claim damages from the Party in breach in accordance with the provisions of Paragraph 20.3 hereof.
20.2. Non-Monetary Default. Should either ViaSat or Loral fail to cure a material breach of any provisions of this Agreement (other than provisions regarding payment of monies, which are provided for in Paragraph 20.1 above) within forty-five (45) days after receipt of written notice from the other Party outlining such breach, then the other, non-breaching Party shall have the right to terminate this Agreement and to claim damages from the Party in breach in accordance with the provisions of Paragraph 20.3 hereof.
20.3. Indemnification. If the other Party suffers any cost, liability or loss as a direct result of a material breach of this Agreement by any Party, and such breach shall not have been cured by such Party within forty-five (45) days from receipt of notice of breach, the Party in breach shall indemnify and hold the non-breaching Party harmless in respect of any such cost, liability or loss; provided always, however, that in no event shall a Party be liable under any theory of tort, contract, strict liability, or other legal or equitable theory, for any indirect, special, incidental, or consequential loss or damage (including without limitation, loss of profit or business opportunity).
ARTICLE 21
CONFIDENTIALITY
21.1. Press Release. No press release, announcement or disclosure to a third party concerning the transactions contemplated hereby will be made by any Party hereto without the prior consent of the other Party hereto, except as such release, announcement or disclosure may be: (a) required by law or the rules of any applicable securities exchange; (b) necessary to be made to a Party’s lenders for financing purposes provided that such lenders agree to maintain the confidentiality of any such disclosed information on customary and reasonable terms; or (c) is or becomes publicly known, otherwise than as a consequence of a breach of this Agreement.
21.2. NDA. The Parties have executed a Confidentiality Agreement dated March 8, 2006 (as amended on April 27, 2007) covering disclosure of information that may be made in connection with the Parties’ performance under this Agreement and the Transaction Documents. The rights and obligations thereunder shall apply to all such proprietary information disclosed in the implementation or performance of this Agreement.
ARTICLE 22
ASSIGNMENT
22.1. General Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Loral may assign its rights and obligations hereunder in part or whole without the consent of the other Party so long as the relevant assignee entity expressly assumes all of the assigning Party’s rights and obligations hereunder; provided, that such assignee shall also agree to be bound and act in accordance with the terms of the Cooperation Agreement; provided, further that such assignee shall not be entitled to the benefits and rights set forth in Sections 4.4 or 7 without the prior written consent of ViaSat (such consent not to be unreasonably withheld). ViaSat hereby provides prior written consent for Loral to assign this Agreement to Telesat as long as Telesat expressly assumes all of Loral’s rights and obligations hereunder. Neither Party shall provide any technical information related to the Satellite to any third party (including Affiliates) unless and until such third party executes a confidentiality agreement with the other Party with such terms as such other Party reasonably determines are appropriate for such third party, and the provision of such technical information complies with ITAR. Neither Party shall transfer its interest in the Satellite to any party who does not assume such Party’s obligations hereunder. No assignment of this Agreement shall relieve the assigning Party of its financial obligations hereunder, except that an assignment of this Agreement by Loral to Telesat or any other entity with a credit rating on senior debt of B2 or better from Moody’s (or the equivalent) shall so relieve Loral, and an assignment of this Agreement by ViaSat to a wholly-owned subsidiary of

ViaSat or ViaSat majority-owned or controlled joint venture formed to own and operate the Satellite and conduct its business or any other entity with a credit rating on senior debt of B2 or better from Moody’s (or the equivalent), in connection with the transfer of ViaSat’s interest in the Satellite to such entity shall so relieve ViaSat. These provisions shall apply to successive assignments of this Agreement. References to a Party following an assignment permitted hereunder shall, following such assignment, refer to such Party’s assignee. In the event that Loral assigns its rights and obligations pursuant to this Article 22.1 to Telesat or another non-U.S. entity, ViaSat agrees that it shall use commercially reasonable efforts to obtain all permits, consents, approvals, or licenses that may be required by the United States Federal Communications Commission, Department of State Directorate of Defense Trade Controls, or the Department of Commerce Bureau of Industry and Security, or other relevant United States government or regulatory agency, for the performance of its obligations hereunder to the assignee, and, in particular, to authorize ViaSat to provide such technical data or defense services to the assignee concerning the Satellite and its operations sufficient for ViaSat to satisfy its obligations under this Agreement. It is understood and agreed that ViaSat shall have the right to assign this Agreement as otherwise permitted by this Section 22.1 excluding ViaSat’s rights and obligations under Sections 4.2, 4.3 and 4.4, provided that ViaSat shall remain fully responsible for the obligations so excluded from assignment; provided further that in the event ViaSat partially assigns this Agreement in accordance with the foregoing clause, the parties will enter into appropriate, separate agreements reflecting such partial assignment.
22.2. Security Interests. Either Party may assign its rights under this Agreement without the consent of the other Party as security and, subject to Section 13.1, otherwise grant security interests in its rights hereunder to lenders that provide financing to such Party, and the other

Party agrees to consent to such assignment in a form reasonably requested by the first Party and any lenders and/or investors providing financing to ViaSat.
ARTICLE 23
GOVERNING LAW
23.1. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without giving effect to the choice of law principles therein.
ARTICLE 24
DISPUTE RESOLUTION
24.1. Arbitration. The Parties shall use reasonable efforts to settle all disputes by mutual agreement. Prior to the institution of any arbitration claims, the Parties shall use reasonable efforts to settle all disputes arising out of or in connection with the interpretation, performance, or nonperformance by either Party of its obligations under this Agreement. If a dispute is not settled within thirty (30) days after notification by one Party to the other that a dispute exists, the dispute shall be referred to and finally resolved by arbitration as provided by this Section.

     The arbitration shall be administered by the American Arbitration Association (the “AAA”), in accordance with the AAA Arbitration Rules as modified by this Agreement. The cost of arbitration, including the fees and expenses of the arbitrator or arbitrators, shall be shared equally by the Parties unless the award otherwise provides. Each Party shall bear its own attorneys’ fees and costs associated with the arbitration. The arbitration award shall be final and binding upon the Parties, not subject to appeal to the extent that said waiver may be validly made, and carried out without delay by them. Judgment on the award may be entered in any court of competent jurisdiction. The arbitration shall take place in Denver, CO and be conducted in the English language. The arbitrators shall determine the matters in dispute in accordance with the laws of California.
     Disputes shall be administered by a panel of three (3) arbitrators, one of whom shall be selected by each of the Parties and the third of whom shall be selected jointly by the first two arbitrators. All arbitrators shall: (a) have no relationship to any of the Parties; and (b) be practicing attorneys or judges with experience in international commercial agreements or communications matters. The arbitral panel shall permit the Parties to conduct discovery of each other’s books, records and witnesses, including the taking of depositions and the answering of interrogatories.
     Notwithstanding the foregoing, a party may obtain preliminary or temporary injunctive relief, including specific performance, at any time from a court of competent jurisdiction where irreparable harm to that party is threatened by another party’s acts or omissions; provided, however, that requests for permanent injunctive relief shall be arbitrated pursuant to the process set forth above. Pending final resolution of any dispute (including the informal dispute resolution process and litigation), each party hereunder shall perform all its obligations under this Agreement.

ARTICLE 25
NOTICES
25.1. Notices. All notices regarding technical or operational matters requiring immediate attention will be given by telephone followed within a reasonable period of time by written notification by facsimile or electronic mail transmission and shall be deemed to be received upon actual contact with the specified contact person by telephone or upon confirmation of a facsimile or electronic mail transmission. All other notices and requests will be in writing delivered to the address(es) set forth below and shall be deemed to be received upon actual delivery by a recognized courier service or personal delivery or upon confirmation of a facsimile or electronic mail transmission:
     If to Loral, to:
Avi Katz, General Counsel
600 Third Avenue
New York, New York 10016
If to ViaSat, to:
Keven Lippert
Vice President, General Counsel
6155 El Camino Real
Carlsbad, CA 92009
Either Party may by notice in accordance with this Section change the person or address to which such notices, requests or other communications are to be given.

ARTICLE 26
MISCELLANEOUS
26.1. Headings. The headings in this Agreement and the annexes hereto are inserted for convenience of reference only and shall not constitute a part hereof.
26.2. Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
26.3. Expenses. Except as specifically provided otherwise in this Agreement, the Parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants and financial advisors.
26.4. Amendment. No variation or amendment of this Agreement shall be valid unless it is in writing and signed by or on behalf of both Parties to this Agreement.
26.5. Waivers. No failure or delay by any Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.
26.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

26.7. Survival of Obligations. The obligations of the Parties under this Agreement which by their nature logically would be expected to survive termination, cancellation, or expiration of this Agreement shall survive termination, cancellation, or expiration of this Agreement for the applicable time period specified in such section or, if no time period is specified, for a reasonable period of time under the circumstances.

THIS AGREEMENT HAS BEEN SIGNED THIS 11th DAY OF JANUARY, 2008.

VIASAT, INC.	LORAL SPACE & COMMUNICATIONS, INC.

/s/ Keven K. Lippert	/s/ Janet T. Yeung
By: Keven K. Lippert	By: Janet T. Yeung
Title: Vice President and General Counsel	Title: Vice President and Assistant Secretary

SCHEDULE 1
DEFINITIONS
In this Agreement the terms set forth hereinafter shall have the meanings defined in this Article:
     “Action” means any action, suit or proceeding at law or in equity, arbitration, inquiry, investigation or governmental, administrative, regulatory or other proceeding by or before any governmental entity.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
     “Agreement” means this agreement (including the Schedules and Annexes hereto), as the same may be amended, modified or supplemented from time to time in accordance with its terms.
     “Confidentiality Agreement” means the confidentiality agreement entered into by ViaSat and Loral on March 8, 2006 (as amended on April 27, 2007).
     “Effective Date” shall have the meaning set forth in Article 12 hereof.
     “End of Life” means the earlier of (i) the destruction, total loss or constructive total loss of the Satellite,, and (ii) the date on which the actual orbital maneuver life of the Satellite achieves its de-orbit threshold in accordance with applicable law or prudent and customary industry practice.
     “Knowledge” means actual knowledge after reasonable inquiry and investigation.

     “Launch Agency” means the provider responsible for conducting the launch services for the Satellite pursuant to the Launch Services Agreement.
     “Launch Services Agreement” or “LSA” means the contract entered into by ViaSat with a Launch Agency, which contract provides for launch services for the Satellite, as such contract may be amended from time to time in accordance with its terms.
     “LIBOR” means the rate of interest per annum, at any relevant time, at which thirty (30) day U.S. dollar deposits are offered at such time in the London interbank market.
     “Orbital Slot” means the geostationary orbital slot located at 115ºW.L.
     “Party” and “Parties” refers to ViaSat and Loral, and their respective permitted successors and assigns hereunder.
     “Person” means any individual, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization or other entity (including a governmental entity).
     “Satellite” means the SS/L satellite designated as ViaSat-1 and to be built and delivered by SS/L to ViaSat pursuant to the Satellite Contract.
     “SS/L” shall have the meaning set forth in the preamble to this Agreement.
     “Subsidiary” of a specified Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions are directly or indirectly owned by such Person.
     “Term” means the term of this Agreement, beginning as of the Effective Date and terminating on the Satellite End of Life date or such other date as mutually agreed by the Parties.
     “TT&C” means telemetry, tracking and command.